CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Zacks Trust and to the use of our report dated January 26, 2024 on the financial statements and financial highlights of Zacks All-Cap Core Fund, Zacks Small-Cap Core Fund, and Zacks Dividend Fund, each a series of shares of Zacks Trust. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 22, 2024